TIMET DECLARES DIVIDEND ON 6-3/4% SERIES A PREFERRED STOCK AND ON COMMON STOCK

DALLAS, TEXAS . . . February 21, 2008 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has declared a quarterly dividend of $0.84375 per share on its 6-3/4% Series A Preferred Stock, payable on March 17, 2008 to stockholders of record as of the close of business on March 3, 2008.  TIMET also announced that its board of directors has declared a quarterly dividend of $.075 per share on its Common Stock, payable on March 25, 2008 to stockholders of record as of the close of business on March 11, 2008.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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